SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant     ☐

Filed by a Party other than the Registrant     ☑

Check the appropriate box:

☐	Preliminary Proxy Statement
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☐	Definitive Proxy Statement
☑	Definitive Additional Materials
☐	Soliciting Material Under Rule 14a-12

BlackRock Innovation & Growth Term Trust

(Name of Registrant as Specified In Its Charter)

Saba Capital Management, L.P.

Saba Capital Master Fund, Ltd.

Boaz R. Weinstein

Ravi Bhasin

Ilya Gurevich

Richard Thiemann

Emmanuel Werthenschlag

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11.

Boaz R. Weinstein posted the tweets attached hereto as Exhibit 1 to his Twitter account. The fourth tweet included a link to an article, which is reproduced as Exhibit 2.

Exhibit 1

CUSIP No. 136375102	SCHEDULE 13D/A	Page 1 of 6 Pages

Exhibit 2

BlackRock Clashes With Hedge-Fund Giant Over Control of Funds

Boaz Weinstein’s Saba Capital has been buying up shares in three closed-end funds

By Jack Pitcher

July 29, 2023 10:00 am ET

Saba Capital founder Boaz Weinstein accuses BlackRock of not caring about its investors. PHOTO: JASON ALDEN/BLOOMBERG NEWS

Hedge-fund manager Boaz Weinstein is locked in a fight with BlackRock BLK 1.27% increase; green up pointing triangle over control of several investment products it runs, a battle that could upend part of the mutual-fund world.

Saba Capital Management, Weinstein’s $4.7 billion hedge fund, has been buying up shares in three of BlackRock’s closed-end funds that are trading at a discount to their underlying assets.

Aiming to elect outsiders to the funds’ boards and force changes to close that gap, Saba sued BlackRock and other asset managers last month over shareholder voting rights.

Closed-end funds are a type of mutual fund that issue a limited number of shares when they go to market. Unlike with open-end funds—the far larger variety with which most investors are familiar—the issuer of a closed-end fund doesn’t issue or redeem new shares. Because of this, closed-end funds don’t have to worry about redemptions forcing them to sell positions at inopportune times. The flip side is that the lack of liquidity can lead to the fund’s shares trading for more or less than the value of the securities in the fund.

Saba uses an arbitrage strategy at closed-end funds, aiming to buy the shares at a big discount and posture for changes that will push them closer to their underlying value. In the past, Saba has agitated for governance changes including converting funds to open-end portfolios or selling the underlying assets and returning the money to shareholders.

BlackRock is aggressively defending its funds from Saba’s attack.

“The truth is this is a hedge-fund manager who is using its sheer size and assets to take control of closed-end funds for its own benefit at the expense of the retail investor,” said Stephen Minar, managing director of closed-end fund products at BlackRock.

The hedge fund has so far failed to elect new directors at the BlackRock funds. Two of the funds didn’t reach the quorum required to elect new directors at their annual meetings.

In his lawsuit, Weinstein claims the world’s largest asset manager is entrenching existing trustees and depriving its closed-end fund shareholders of their voting rights.

The suit, filed in New York federal court, targets 16 closed-end funds run by BlackRock, Franklin Resources, Tortoise Capital Advisors, Adams Funds and FS Investments. It seeks to invalidate what’s called a control-share provision, a law in some states that allows companies to cap the voting power of a single new shareholder or associated shareholders.

The BlackRock funds in question are the ESG Capital Allocation Term Trust, the Innovation and Growth Term Trust, and the California Municipal Income Trust. All three currently trade at discounts of more than 10% to their asset value.

“This isn’t an attack on all closed-end funds—these are funds that are at the bottom of the barrel in terms of discount,” said Weinstein, who is Saba’s founder and chief investment officer. “These are the ones that are failing to offer their investors a chance to get close to net asset value.”

If courts rule in Saba’s favor and strike down control-share provisions, asset managers would lose one of their primary defenses against proxy attacks.

“If those cases come out the wrong way, I think there’s real concern about the closed-end fund as a viable vehicle going forward,” said Kenneth Fang, associate general counsel at the Investment Company Institute, an association of regulated funds such as mutual funds and ETFs.

Fang added that it can take years for new closed-end funds to recoup their upfront costs for launching a fund, and new sponsors will be reluctant to launch funds if there is a high risk of losing control to activists.

U.S. closed-end funds held $252 billion in assets at the end of 2022 compared with $28.6 trillion in open-end funds, according to the Investment Company Institute.

BlackRock, which operates more than 50 closed-end funds, uses several strategies to deter proxy attacks, in addition to taking advantage of control-share provisions. It employs staggered board terms, ensuring a board can’t be overhauled at a single annual meeting. In contested board elections at some funds, the challenger must win votes representing 50% of all shares, rather than 50% of all votes cast—a difficult standard to meet because it is common for less than half of all shares to vote.

“We’ve been in dozens of campaigns where it hasn’t come to this,” said Weinstein. “If I made a miscalculation, it is that I estimated BlackRock would actually give a damn about their investors and not just about greed.”

Saba has won similar lawsuits against asset managers Nuveen and Eaton Vance in recent years. It has also previously sued BlackRock over other board-election procedures at closed-end funds, with some success.

In June, First Trust Advisors dropped control-share provisions at 13 of its closed-end funds. BlackRock says different states have different control-share laws, so Saba’s past cases aren’t directly applicable to its funds.

Weinstein has been vocal in his criticism of the governance at BlackRock’s closed-end funds. He claims that five directors at the funds he’s targeting sit on the boards of at least 70 different funds. He names R. Glenn Hubbard, the dean emeritus of Columbia Business School, as an example. Hubbard is on the boards of at least 70 BlackRock funds, in addition to serving as chairman of the board at MetLife and teaching at Columbia, Weinstein says. Hubbard declined to comment.

Weinsten also points to what he calls the hypocrisy of BlackRock’s proxy voting guidelines, which deem directors at the companies in which it invests to be overcommitted if they serve on more than four public company boards.

“You really have to differentiate between an operating company and an investment company like a closed-end fund,” said BlackRock’s Minar. “I think there’s actually significant benefits of having directors serve on multiple boards in a fund complex—funds that are managed by the same investment adviser.”

Saba scored a win earlier this month when proxy advisory firm Institutional Shareholder Services recommended investors vote for some of its shareholder nominees and withhold votes for all incumbent directors at BlackRock’s ESG and innovation funds. ISS specifically recommended the removal of Hubbard at the muni fund.

Rajeev Das, portfolio manager and principal at Bulldog Investors, an activist fund that specializes in closed-end fund arbitrage, said the arbitrage strategy is in its prime, given the number of funds trading at steep discounts.

“It’s really a good time to be buying closed-end funds, and discounts are wide across all asset classes,” said Das. “You’ve also got activist investors out there buying these, and I think it is a good recipe for success.”

Write to Jack Pitcher at jack.pitcher@wsj.com